UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 12, 2006
A. M. Castle & Co.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3400 N. Wolf Road, Franklin Park, Illinois		60131

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number including area code 847/455-7111

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 12, 2006, A. M. Castle & Co., a Maryland corporation (“Castle”), and Transtar Holdings #2 LLC, a wholly owned subsidiary of H.I.G. Transtar Inc. (“Transtar”) entered into a Stock Purchase Agreement (the “Agreement”) under which Castle will acquire all of the issued and outstanding capital stock of Transtar Intermediate Holdings #2, Inc., a Delaware corporation (“Transtar Intermediate”).
     The Agreement provides that Castle will pay Transtar the sum of $180 million. The Agreement provides that the purchase shall be effective on the closing which is scheduled for September 5, 2006 or such other date as mutually agreed upon by the parties. Upon closing an escrow in the amount of $18 million funded from the purchase price will be established to satisfy Transtar’s indemnification obligations under the Agreement.
     The closing price shall be adjusted by the amount that working capital falls outside of the minimum/maximum working capital range defined in the Agreement. The purchase price shall also be adjusted by the outstanding net indebtedness and transaction expenses payable at closing. Under the Agreement Castle will be assuming only the debt of Transtar Intermediate’s two foreign subsidiaries. After the closing Castle intends to continue to allow Transtar Intermediate to operate as a wholly owned subsidiary of Castle.
     The Agreement contains customary representations and warranties and covenants made by Transtar including, among other things, that Transtar will conduct its business in the ordinary course consistent with past practices during the interim period between the execution of the Agreement and the closing date. In addition, Transtar agrees not to engage in certain kinds of transactions during that period.
     Closing of the Agreement is also subject to customary conditions including, among other things, (i) the absence of any law or order prohibiting the purchase; (ii) the absence of any material adverse change in the business or operation of Transtar Intermediate; (iii) the expiration or termination of the Hart Scott Rodino waiting period; (iv) the accuracy of the representations and warranties of both parties; (v) compliance with the covenants made by both parties and (vi) the delivery of customary opinions of counsel.
     The Agreement contains certain termination rights for both parties and further provides that upon the termination of the Agreement under specific circumstances, Transtar may be required to pay Castle a termination fee of $3.6 million plus expenses incurred by Castle.
     The Agreement includes indemnification by Transtar for losses incurred by Castle that result from the inaccuracy or breach of any representation, warranty or covenant under the Agreement. Castle agreed to indemnify Transtar for losses incurred by Transtar as a result of any breach of any representation, warranty or covenant.
     Castle intends to finance the acquisition with available cash and debt financing. In connection with the debt financing, Castle has received a firm commitment from its lenders for $210 million senior secured credit facility.
     The Board of Directors of Castle has unanimously approved the Agreement in a meeting on August 10, 2006. Other than with respect to the Agreement there is no material relationship between Transtar, Transtar Intermediate and Castle or any of its affiliates.
     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which is attached hereto as Exhibit 2.1. The Exhibits attached hereto are not intended to provide any other factual information about Castle or Transtar. The Agreement contains representations and warranties that each party has made to the other. The assertions embodied in those representations and warranties are qualified by information provided in confidential disclosure schedules presented in connection with the signing of the Agreement. The disclosure schedules contain information that modifies, qualifies and/or creates exceptions to the representations and warranties contained in the Agreement. Accordingly, investors should not rely on those representations and warranties as characterizations of the actual facts or conditions at the time they were made or at any other time.

Item 7.01 Regulation FD Disclosure
     Castle issued a press release on August 14, 2006 and conducted a conference call on August 15, 2006 disclosing the Stock Purchase Agreement. The press release is attached as Exhibit 99.1 hereto and the conference call can be listened to by connection to Castle’s website at www.amcastle.com.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
2.1 Stock Purchase Agreement dated as of August 12, 2006 by and among A. M. Castle & Co. and Transtar Holdings #2, LLC.*
99.1 Press release dated August 14, 2006.

*	Schedules and Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. CASTLE & CO.

/s/ Michael H. Goldberg
President & Chief Executive Officer

Date: August 16, 2006